INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the use of our reports dated March 27, 1997, accompanying the financial statements of WorldPort Communications, Inc. as of December 31, 1996, included in the Company's Annual Report on Form 10-KSB.


/s/Schumacher & Associates, Inc.
Schumacher & Associates, Inc.
April 14, 1997